Exhibit 99.1

NEWS RELEASE

Media Contact: Michelle Foley

Or Denny Poynter

317.282.2659

ATA Holdings Receives U.S. Bankruptcy Court Approval on the Adequacy of its

First Amended Disclosure Statement

Ruling permits the Reorganizing Debtors to begin solicitation for votes on confirmation of the
First Amended Plan of Reorganization, outlining the Company’s business strategy for exiting
Chapter 11 in early 2006

INDIANAPOLIS, Dec.14, 2005 – ATA Holdings Corp. (the “Company”) (ATAHQ), and four of its subsidiaries, including ATA Airlines, Inc. (the “Reorganizing Debtors”), today received approval from the U.S. Bankruptcy Court on the adequacy of its First Amended Disclosure Statement (the “Disclosure Statement”). This approval permits the Reorganizing Debtors to forward the Disclosure Statement and its related First Amended Joint Chapter 11 Plan for Reorganizing Debtors (the “Plan”) for solicitation of votes on confirmation.  If the Plan is confirmed, the Reorganizing Debtors expect to emerge from Chapter 11 by the end of February 2006.

As part of today’s rulings, the U.S. Bankruptcy Court also approved motions relating to specific elements of the Plan, including a restructured codeshare agreement with Southwest Airlines, a Chicago-Midway gate transaction and interim debtor-in-possession financing to be provided by MatlinPatterson Global Opportunities Partners II (“MatlinPatterson”).

“With these documents, we fully demonstrate the substantial steps the Company has taken since entering Chapter 11 to create a more robust and financially stable airline. Our ability to reach this point is a testament to the incredible efforts and sacrifices made by our employees throughout this process,” said ATA CEO and President John Denison. “We look forward to beginning a new and promising phase in the airline’s history upon the acceptance and confirmation of the Plan.”

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ATA Plan of Reorganization

(Page 2)

The Disclosure Statement includes a historical profile of the Reorganizing Debtors, a description of distributions to creditors and an analysis of the Plan’s feasibility, as well as many of the technical matters required for the exit process, such as descriptions of who will be eligible to vote on the Plan and the voting process itself.

The Plan and Disclosure Statement also reflect revisions made as part of an agreement reached among the Unsecured Creditors Committee, Wells Fargo Bank Northwest, N.A. and the Reorganizing Debtors. The agreement resolves earlier objections filed separately by both the Committee and Wells Fargo on Nov. 22, 2005, to specific aspects of the potential investment arrangement with MatlinPatterson.

Settlement Details

To settle their claims under the Plan upon emergence, unsecured creditors would receive distributions of common stock (“New Common Stock”) representing seven percent of the outstanding equity in a newly formed holding company (the “New Holdings”), which will become the ultimate parent company of ATA Airlines following emergence from Chapter 11. In addition, unsecured creditors would receive warrants to acquire two percent of the New Common Stock outstanding upon emergence and the right to receive an additional two percent of the New Common Stock in the event the rights offering is fully subscribed. The rights offering would provide certain qualifying unsecured creditors the opportunity to purchase approximately $25 million in value of New Common Stock. Current holders of common stock and preferred stock in ATA Holdings would receive no distribution, and those securities would be canceled upon the effective date of the Plan.

Investor Commitment

The Plan requires the investment of up to $120 million from MatlinPatterson. This investment consists of: (i) $30 million in debtor-in-possession (DIP) financing, which would be converted into equity upon emergence, and (ii) upon emergence, up to $70 million to the new holding company in the form of an equity investment and a standby commitment to purchase any shares of New Common Stock not subscribed for in the rights offering. Upon emergence, MatlinPatterson would provide an additional $20 million of exit debt financing.

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ATA Plan of Reorganization

(Page 3)

“In any complex restructuring process, balancing the concerns of all interested constituencies to create a fair and equitable arrangement poses a significant challenge,” said ATA Chief Financial Officer Frank Conway. “Through the compromise reached with our unsecured creditors, we provide this group with a meaningful equity stake in the newly reorganized company. This fact, combined with our ability to reach an agreement with MatlinPatterson, gives us the confidence that we have created the best possible outcome while establishing a solid foundation to support the new company’s success moving forward.”

ATA Business Plan

The Plan also outlines ATA’s vision for its future operations. Among the details is ATA’s renewed commitment to its scheduled service model, including the leveraging of its slot portfolios and operations in Chicago-Midway, New York-LaGuardia and Washington-Reagan and increasing its focus on its historically strong Hawaii service. The airline’s successful military and commercial charter activities will also remain a fundamental part of its business model.

ATA’s scheduled service model will be supported by a restructured seven-year codeshare arrangement with Southwest. In addition to providing expanded flight offerings between these airlines, the codeshare arrangement will provide for, among other things, the sale of certain ATA local flights through Southwest’s distribution channels. In addition to the U.S Bankruptcy Court approval received today, the restructured codeshare agreement also remains subject to U.S. Department of Transportation approval.

“This Plan allows ATA to continue generating value from our already successful codeshare relationship with Southwest,” said ATA Chief Commercial Officer Subodh Karnik.

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ATA Plan of Reorganization

(Page 4)

The Plan and Disclosure Statement will be included as exhibits to a Current Report on Form 8-K to be filed by ATA Holdings and, when filed, may be viewed at www.ata.com under the captions “About ATA - Investor Relations – SEC Filings.”  The Plan and Disclosure Statement are currently available to the public and may be found, read, printed and downloaded from (1) the Bankruptcy Court website found at www.insb.uscourts.gov, and (2) the Reorganizing Debtors’ noticing, claims and balloting agent’s website found at www.bmcgroup.com/ata.  Please note that access to these documents at the Bankruptcy Court website requires registration on PACER and certain fees per page are charged. Instructions for registration are at the Bankruptcy Court’s website.

ATA Airlines is now in its 33rd year of operation. The carrier offers affordable travel to destinations such as New York, Dallas/Ft. Worth, Hawaii, Washington, D.C. and Mexico. Through direct and connecting Southwest Airlines codeshare flights, ATA now serves customers in more than 60 markets. For more information, visit ata.com.

THE INFORMATION INCLUDED HEREIN IS NOT FOR PURPOSES OF SOLICITING ACCEPTANCE OF A PLAN OF REORGANIZATION AND SHOULD NOT BE RELIED UPON TO DETERMINE HOW OR WHETHER TO VOTE ON THE PLAN.

Caution Concerning Forward-Looking Statements: This communication contains certain “forward-looking statements.” These statements are based on ATA Holdings Corp.’s management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Except to the extent required under the federal securities laws, ATA Holdings Corp. is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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